EXHIBIT 99.1

Amerigon Names Former GM, Ford Executive John M. Devine to Board of Directors

NORTHVILLE, Mich., Nov. 27 /PRNewswire-FirstCall/ — Amerigon Incorporated (Nasdaq: ARGN), a leader in developing products based on advanced thermoelectric (TE) technologies for a wide range of global markets and applications, announced today that senior automotive executive John M. Devine has been named to its Board of Directors, effective January 1, 2008. Devine replaces John W. Clark a member of the Board since 1996, who resigned effective January 1, 2008 to devote his full attention to other business interests. The size of Amerigon’s Board remains at seven members.

Devine, 63, was most recently Vice Chairman of General Motors Corporation until he retired in early 2006. While at General Motors he also served as Chief Financial Officer from 2000 to 2005. Prior to his tenure at General Motors, Devine spent more than 30 years at Ford Motor Co. and was the company’s CFO from 1994 until 1999.

“John is an exceptional addition to our Board, and his counsel and participation will be extremely valuable,” said Chairman Oscar (Bud) Marx. “I had the pleasure of working with John in the past while we were both at Ford so I know first-hand the important contribution he’ll bring to our Board and to Amerigon. He has extensive experience working at the highest levels of the auto industry, and is well-known and respected in U.S. and international business circles and among the investor community. We would also like to thank John Clark for his contributions to the Board over the past twelve years and his leadership of the Audit and Compensation Committees. We wish John all the best in his future endeavors.”

Devine joined Ford in 1967 as a financial analyst and held a variety of supervisory and managerial positions in product development, and later in Europe and the Asia-Pacific region. In 1986, he was named vice president of northern Pacific business development and president of Ford Motor Co.-Japan, and was elected to the Mazda Motor Corp. Board of Directors. He spent 11 years on international assignments including time in the United Kingdom, Australia and Japan.

Devine returned to the United States in 1988 and was named Controller of Truck Operations for Ford’s North American automotive operations. He joined First Nationwide Bank, a Ford subsidiary, late in 1988 as President and Chief Operating Officer and was appointed Chairman and CEO in 1991. He returned to Ford as Vice President and Corporate Controller in June 1994 and was named group vice president and CFO later that year. Within a year, he was promoted to executive vice president and CFO, reporting to then-CEO Alex Trotman.

Devine received a bachelor of science degree in economics from Duquesne University and a master of business administration degree from the University of Michigan. He currently resides with his family in Newport Beach, CA.

About Amerigon

Amerigon (Nasdaq: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat(TM) (CCS(TM)) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ended September 30, 2007 and its Form 10-K for the year ended December 31, 2006.

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300